EXHIBIT 99.1


         KLA-Tencor Posts $37 Million in Net Income on Revenue of $318 Million for First Quarter of Fiscal Year 2004

    SAN JOSE, Calif.--(BUSINESS WIRE)--Oct. 22, 2003--KLA-Tencor Corporation (NASDAQ: KLAC) today announced operating results for its first quarter of fiscal 2004, ended September 30, 2003. The company recorded net income of $37 million and earnings per share of $0.18 on revenue of $318 million in the September quarter, each of which reflect a sequential quarter-to-quarter improvement over net income of $29 million, earnings per share of $0.15 and revenue of $308 million in the June quarter. For the first quarter of last fiscal year, the company earned net income of $51 million and earnings per share of $0.26 on revenues of $376 million.
    According to Chief Executive Officer Ken Schroeder, "Leading-edge capacity remains very tight and planning for some of the larger fab projects is moving ahead. Although cautious sentiment still predominates among several of our customers, orders of long lead-time equipment appear to be rising in the industry, as some chipmakers take the first step to expanding their future capacity." Schroeder continued, "Abnormally low levels of equipment spending helped chipmakers weather the technology industry downturn, but are simply not a viable long-term business strategy. Chipmakers must invest in leading-edge technology and capacity in order to remain competitive as next-generation applications enter production."
    KLA-Tencor reported that it ended the quarter with approximately six months of backlog at current shipping levels. Geographically, during the quarter, the strongest order activity originated from Taiwan, which was above its historical share. Korea, China, and Singapore were also above historical share while the United States and Europe fell below historical share during the quarter.
    Gross margins improved from 49.0 percent in the June quarter to
51.1 percent in the September quarter. Improvements in manufacturing and service costs contributed to the increase in gross margins. Operating expenses increased slightly to $125 million.
    The company increased total cash, cash equivalents and marketable securities by $79 million to $1.57 billion, while the balance sheet remained free of long-term debt. Accounts receivable decreased by $15 million to $209 million, driven by continued strong collections. Inventory increased by $15 million to $274 million due to the ramp-up of product build plans.

    Forward Looking Statements: Statements in this press release regarding the company's positioning for future industry growth, potential for changes in customer order patterns, upturn in customer business, current order backlog, and rising demand for semiconductor equipment are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: delays or cancellations of orders by customers; shipments or acceptances; inability by the company to meet its production and/or product development schedules; the demand for semiconductors; and new and enhanced product offerings by competitors. For other factors that may cause actual results to differ from those projected, please refer to the company's Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission. Actual results could differ materially from those anticipated in forward-looking statements in this release as a result of certain factors, including those set forth in the risk factors described in the company's SEC filings.

    About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., with operations around the world, KLA-Tencor ranked #6 on S&P's 2002 index of the top 500 companies in the U.S. KLA-Tencor is traded on the Nasdaq National Market under the symbol KLAC. Additional information about the company is available on the Internet at http://www.kla-tencor.com.

KLA-Tencor Corporation
CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS


                                           September 30,      June 30,
                                                    2003          2003
                                             -----------   -----------
(In thousands)

ASSETS

Cash, short-term investments
 and marketable
 securities                                   $1,566,502  $ 1,487,883
Accounts receivable, net                         208,607      223,535
Inventories                                      273,907      258,799
Land, property and equipment, net                377,178      382,729
Other assets                                     527,548      513,651
                                             -----------   -----------
         Total assets                         $2,953,742   $2,866,597
                                             ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                            $   49,412  $    33,893
  Deferred system profit                         155,907      177,486
  Unearned revenue                                45,589       48,203
  Other current liabilities                      394,276      391,474
                                             -----------   -----------
         Total current liabilities               645,184      651,056
                                             -----------   -----------
Stockholders' equity:
  Common stock and capital
   in excess of par value                        873,061      814,968
  Retained earnings                            1,433,723    1,396,886
  Accumulated other comprehensive income           1,774        3,687
                                             -----------   -----------
         Total stockholders' equity            2,308,558    2,215,541
                                             -----------   -----------
         Total liabilities and stockholders'
          equity                              $2,953,742   $2,866,597
                                             ===========   ===========


KLA-Tencor Corporation
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

                                                  Three months ended
                                                     September 30,
                                                   2003        2002
                                                 ---------   ---------
(In thousands, except per share data)

Revenues:
     Product                                     $ 250,145  $ 312,508
     Service                                        67,825     63,012
                                                 ---------   ---------
              Total revenues                       317,970    375,520
                                                 ---------   ---------
Costs and operating expenses:
     Costs of goods sold                           155,541    186,344
     Research and development                       65,452     70,853
     Selling, general and administrative            60,009     70,441
     Non-recurring acquisition, restructuring
      and other, net                                    --     (9,402)
                                                 ---------   ---------
              Total costs and operating expenses   281,002    318,236
                                                 ---------   ---------

Income from operations                              36,968     57,284

Interest income and other, net                       8,401     10,170
                                                 ---------   ---------

Income before income taxes                          45,369     67,454

Provision for income taxes                           8,532     16,189
                                                 ---------   ---------

Net income                                       $  36,837  $  51,265
                                                 =========   =========

Earnings per basic share:
     Net income                                  $    0.19  $    0.27
                                                 =========   =========

Earning per diluted share:
     Net income                                  $    0.18  $    0.26
                                                 =========   =========

Weighted average number of shares;
     Basic                                         192,699    189,279
                                                 =========   =========
     Diluted                                       200,334    194,090
                                                 =========   =========


    CONTACT: KLA-Tencor Corporation
             John Kispert, 408-875-6224 (Chief Financial Officer) john.kispert@kla-tencor.com or
             (Investment Community)
             Cary Halsted, 408-875-4094 (VP, Investor Relations) cary.halsted@kla-tencor.com
             (Media)
             Kern Beare, 408/875-7039 (VP, Corporate Communications) kern.beare@kla-tencor.com